Exhibit 10.6

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective this 2nd day of October 2013 (“Effective Date”) by and between Throwdown Industries Holdings, LLC, a Delaware limited liability company for itself and its subsidiaries and assigns (hereinafter collectively referred to as “Licensor”) and Dethrone Royalty Holding, Inc., a Nevada corporation located at 5137 East Armor Street, Cave Creek, AZ 85331 for itself and its subsidiaries and assigns (hereinafter collectively referred to as “Licensee”). Licensor and Licensee may also be individually referred to as “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensor is the sole owner of all rights, title, and interest to the Licensor’s trademark, trade name, copyright, and intellectual property listed in Exhibit A, attached hereto and made a part hereof (the “Trademarks and Other IP”);

WHEREAS, Licensor desires to license to Licensee and Licensee desires to license from Licensor the Trademarks for the use and application to, the sale of, the manufacturing of, and the marketing of (the “Licensed Rights”) only those products defined in this Agreement as “Licensed Products”; and

WHEREAS, the Licensed Rights shall only be applicable within the United States and Canada, which shall be defined as the “Territory” for the purposes of this Agreement.

NOW, IT IS THEREFORE AGREED, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto mutually agree as follows:

1.           LICENSE.

1.1           Grant of Exclusive License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, the exclusive, non-sublicenseable, and non-assignable right, within the specified “Territory” (as defined below in Section 2), to use the Trademarks and Other IP solely in connection with the development, manufacture, distribution, marketing and sale of one or more “Sports Performance Drinks” (the “License”).

For the purposes of this Agreement, “Sports Performance Drinks” shall be defined as follows:

“All non-alcoholic beverages designed to give a consumer enhanced physiological and/or performance effects and containing, vitamins, herbal ingredients, and/or other similar ingredients.”

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Licensor shall notify Licensee of its intent to license other types of beverages other than Sports Performance Drinks and Licensor shall also provide Licensee with the details of any bona fide offers received from any third parties with respect to such a prospective license and thereupon Licensor and Licensee shall, for a period of thirty (30) days negotiate in good faith regarding same and Licensee shall, during such period, be given the right to match such third party offer to Licensor. Notwithstanding the foregoing, Licensee acknowledges that this is a one-time right of first refusal for the type of beverage other than Sports Performance Drinks referenced above and that this right only applies to the specific trademarks and product categories referenced above in connection with the Territory. Licensee further acknowledges that the foregoing right of first refusal is an accommodation to Licensee and Licensee agrees that if Licensor and Licensee shall be unable, for any reason or no reason, to agree within the thirty (30) day period referred to above on the terms of such a license and to enter into a written agreement in furtherance thereof within such period, Licensee shall have no rights with respect thereto and Licensor shall be free to enter into a license agreement for such branded product categories (as long as such agreement does not interfere with the Licensee's rights under this Agreement) with any third party on such terms as Licensor and such third party may then agree to which terms may be more favorable to such third party then those which were negotiated with Licensee during such thirty (30) day period.

1.2           Licensor’s Prior Approval of Licensed Products. Licensor has invested time and resources to develop the Licensor’s business, including without limitation its goodwill, reputation, brand-recognition, quality and image, all of which are valuable to Licensor and of the highest standards. Accordingly, Licensor must at all times have the right to ensure that any Sports Performance Drinks developed or used by Licensee pursuant to the License is consistent with Licensor’s standards, and Licensee’s rights under this Agreement are expressly contingent upon Licensor’s prior written approval of any Sports Performance Drinks developed or proposed by Licensee to contain any of the Trademarks and Other IP. All such approved products shall herein be referred to as the “Licensed Products.” Approval of Licensed Products shall be obtained pursuant to Section 10 below and shall not be unreasonably withheld or delayed.

1.3           No Co-Branding or Multiple Branding of Licensed Products. All Licensed Products shall include only the Trademarks and Other IP, and shall not be co-branded or bear any trademarks, brands, logos, or trade names in addition to the Trademarks and Other IP without Licensor’s prior written approval, which approval may be granted or withheld in the sole discretion of Licensor.

1.4           Retention of Intellectual Property Rights. Except for the specific terms of the License, Licensor expressly retains all ownership, use and other rights (including without limitation all intellectual property and proprietary rights) in and to the Trademarks and Other IP, including without limitation the rights to create, develop, license or otherwise produce other food products, beverages, and/or other products not considered “Sports Performance Drinks,” and the rights to create, develop, license or otherwise produce Sports Performance Drinks outside of the Territory. Without limiting the foregoing: (a) Outside the Territory, the Licensor shall at all times retain the rights to create, develop, license or otherwise produce and use the Trademarks and Other IP in connection with “sports” drinks designed to replenish electrolytes, sugars, water, and other nutrients commonly lost during physical exertion; (b) During the Term of this Agreement and thereafter, the Licensee shall be the owner of all Licensed Products it produces together with all marketing, packing and display materials it develops in support of their sale, but shall not own any intellectual property incorporated therein which is derived from the Trademarks and Other IP as such derivations shall be the property of Licensor; and (d) during the Term of this Agreement and thereafter, Licensor shall own the chemical formula for the Sports Performance Drink and any other Licensed Products.

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1.5           No Competitive Licensee Products in the Territory. During the Term of this Agreement, Licensor agrees not to grant any license to any third party that will enable and third party to directly compete with the Licensee by selling other Sports Performance Drinks within the Territory. During the Term of this Agreement, Licensee agrees not to sell or market on its own behalf or enter into any other license with a third party to sell or market any other Sports Performance Drink or similar product.

1.6           Licensor Use of Trademarks and Other IP in Other Applications. Licensee acknowledges that Licensor has used, and expects to use, the Trademarks and Other IP in connection with other products and services throughout the world, that (subject to Licensee’s rights of first refusal pursuant to this Section 1) Licensor may grant additional licenses in the future for territories, products and categories not presently licensed, and that such future licenses and other approvals may be granted to any party(ies) selected by Licensor in Licensor’s sole discretion, including without limitation Licensee and/or third parties.

1.7           Scope of Use. This Agreement authorizes Licensee to use the License during the Term in the Territory in connection with the Licensed Products; no additional rights in the Trademarks and Other IP are granted. Upon the termination of this Agreement, the License shall be revoked and Licensee shall cease all use of the Trademarks and Other IP, except for the post-termination rights granted under this Agreement. Without limiting the foregoing, Licensee shall not use the words and names “Throwdown” or any similar words in connection with its business name or to identify its company owned products without the express prior written consent of Licensor, which consent may be granted or withheld in the sole discretion of Licensor. Licensee shall retain ownership of marks that it independently creates during the Term of this Agreement that do not relate to, compete with, or are similar to Licensor’s Trademarks and Other IP.

1.8           No Licensee Application for Similar or Competing Intellectual Property. Throughout the Term, Licensee shall not make any application for any registration or other protection of copyright, trademark, trade name or other intellectual property anywhere in the world which is similar to or resembling the Trademarks and Other IP or any similar marks or names without the express prior written consent of Licensor, which consent may be granted or withheld in the sole discretion of Licensor.

1.9           Ownership of Trademarks and Other Intellectual Property.

1.9.1           Licensor is Owner. Licensor is, and shall remain during and after the Term of this Agreement the sole and exclusive owner of all Trademarks and Other IP and all: (a) rights, registrations and entitlements thereto; (b) applications, registrations and filings with respect to the Trademarks and Other IP; (c) renewals and extensions of any such applications, registrations and filings; and (d) all modifications, improvements and alterations of all property listed in subparts (a)—(c).

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1.9.2           No Modifications.    Licensee shall not modify, alter, improve or in any way change the Trademarks and Other IP without the prior written consent of Licensor, which consent may be granted or withheld in the sole discretion of Licensor. Licensor shall notify Licensee in writing of any modification or alteration of the Trademarks and Other IP in any way.

1.9.3           Licensee Acting for Licensor. If Licensee has obtained or obtains in the future, in the Territory, any right, title or interest in the Trademarks and Other IP, or in any marks or other intellectual property which are similar to the Trademarks and Other IP, then Licensee shall be deemed to have acted as an agent and for the benefit of Licensor for the limited purpose of obtaining such registrations and assigning them to Licensor. Nothing in this Section 1.9.3 shall be deemed to authorize Licensee to pursue any such acquisition of intellectual property.

1.9.4           No Licensee Challenge to Licensor. Licensee agrees not to take any action challenging or opposing, or to raise or cause to be raised, either during the Term of this Agreement or thereafter, on any grounds whatsoever, any questions concerning, or objections to, the validity of the Trademarks and Other IP or Licensor’s rights therein within the Territory.

1.9.5           Licensee Shall Assist Licensor to Protect IP. Whenever requested by Licensor, Licensee agrees to cooperate in good faith and assist Licensor in obtaining any registration or other protection for the Trademarks and Other IP in the Territory, including without limitation by providing information and samples regarding the Trademarks and Other IP and Licensed Products.

1.10         License; No Franchise, Joint Venture or Other Arrangement. This Agreement provides for the License within the Territory during the Term and does not constitute, and shall not be construed as, a franchise agreement, joint venture or other arrangement.

2.            TERRITORY.

2.1           Definition. The “Territory” of the License shall be the United States and Canada, and no other areas are granted or guaranteed at this time or in the future.

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2.2           No Licensed Products Outside of the Territory. Licensee shall not seek or otherwise transfer the Licensed Products to any individual or entity who intends to sell the Licensed Products outside the Territory or who Licensee has reason to believe may intend to sell the Licensed Products outside the Territory without the prior written consent of Licensor, which consent may be granted or withheld in the sole discretion of Licensor. Licensee further agrees that it shall not sell or distribute the Licensed Products via the internet or any other media or means to any party outside the Territory, or encourage any purchaser of the Licensed Products through the internet to resell or distribute the Licensed Products outside the Territory. Licensor shall notify Licensee of Licensor’s intent to sell or distribute any Sports Performance Drinks outside the Territory and Licensor shall also provide Licensee with the details of any bona fide offers received from any third parties with respect to such a prospective license outside of the Territory and thereupon Licensor and Licensee shall, for a period of thirty (30) days negotiate in good faith regarding selling or distributing Sports Performance Drinks outside of the Territory and Licensee shall, during such period, be given the right to match such third party offer to Licensor. Notwithstanding the foregoing, Licensee acknowledges that this is a one-time right of first refusal for each new prospective Territory and that this right only applies to the specific trademarks and product categories referenced above in connection with the Territory. Licensee further acknowledges that the foregoing right of first refusal is an accommodation to Licensee and Licensee agrees that if Licensor and Licensee shall be unable, for any reason or no reason, to agree within the thirty (30) day period referred to above on the terms of such a license and to enter into a written agreement in furtherance thereof within such period, Licensee shall have no rights with respect thereto and Licensor shall be free to enter into a license agreement for such branded product categories (as long as such agreement does not interfere with the Licensee's rights under this Agreement) with any third party on such terms as Licensor and such third party may then agree to which terms may be more favorable to such third party then those which were negotiated with Licensee during such thirty (30) day period.

2.3           Registration Fees. Licensor shall bear all costs, fees and expenses, if any, that may be related to the filing and/or maintenance of its status as a registered user of any and all of the Trademarks and Other IP in the Territory and in connection with Sports Performance Drinks or any Licensed Products.

3.            TERM.

3.1           Initial Term. The initial Term of this Agreement shall be three (3) years from the Effective Date of this Agreement, unless earlier terminated as provided herein (the “Term”).

3.2           Extension of Term. Subject to the provisions of this Agreement (including without limitation the termination provisions), and provided Licensee is not in default under this Agreement, the Term shall be automatically extended for one (1) additional three (3) year period upon mutually agreeable terms, unless either party notifies the other party in writing at least ninety (90) days prior to the then-scheduled expiration of the Term that such party elects not to extend the Term, in which event the Term shall expire at the end of the current Term (each such extension is referred to herein as an “Extension Term”). There may be a total of one (1) successive Extension Term. The Term and any Extension Term may be collectively referred to as the Term.

4.            ROYALTY PAYMENTS. Licensee shall pay to Licensor a royalty on Licensed Products sold as set forth in this Section 4 (the “Royalties).

4.1           Net Revenue. Royalties shall be paid based on all “Net Revenue” of Licensed Products. “Net Revenue” shall mean the gross dollar amount of all sales and other transfers, directly or indirectly, by Licensee of the Licensed Products. Net Revenue shall also include sales of discounted Licensed Products, but shall not include Licensed Products given away free for promotional purposes or the sale of Licensed Product samples to the sales force (so long as such goods are used exclusively as samples by the sales force); if the samples are sold to consumers or distributors for use or consumption, then the proceeds shall constitute Net Revenue. Net Revenue shall not be reduced based on cash or other discounts. No costs incurred in the development, manufacture, sale, distribution, advertisement or promotion of the Licensed Products or in the payment by Licensee of any taxes of any nature shall be deducted from Net Revenue

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4.2           Amount of Royalties. During the Term, and in accordance with Section 4.4 below, Licensee shall pay Licensor Royalties in the amount of ten percent (10%) of Net Revenue generated by all sales and other transfers of the Licensed Products.

4.3           Reports. Throughout the Term, Licensee shall provide Licensor with monthly, quarterly and annual written Licensed Product sales and activity reports (each, a “Report”) setting forth, in reasonable detail, the sales of Licensed Products and other activities pursuant to this Agreement undertaken by Licensee through this Agreement, including without limitation: (a) the Net Revenue for all applicable periods; (b) any deductions from gross sales to arrive at Net Revenue, with reasonable detail regarding the deductions; (c) the date and amount of any previous Royalty Payments made during the Term by Licensee to Licensor; (d) the current list of Licensed Products receivables, with ageing and by geographic areas; and (e) such other commercially reasonable information as Licensor shall request. The monthly and quarterly summary performance and royalty reconciliation Report shall be delivered to Licensor within ten (10) days after the end of the applicable period of the Term to which the Reports relate. The annual Reports shall be delivered within thirty (30) days after the end of the applicable year of the Term. Prior to the receipt of any Report, the Licensor agrees to execute a confidentiality agreement that is reasonable to the Licensee.

4.4           Payment of Royalties. All Royalties shall be paid by Licensee to Licensor (or Licensor’s designee(s)) monthly within fifteen (15) days after the end of each calendar month, and such payment shall include the monthly Report (and if applicable the quarterly Report) required pursuant to Section 4.3. Royalties shall be paid on all Net Revenue collected by Licensee during each month. Time is of the essence with respect to all Royalty payments and if payment is not timely made, then in addition to Royalties due, Licensee shall also pay Licensor: (a) a late charge equal to five percent (5%) of the amount due (the “Late Charge”); and (b) default interest from the date due until the date paid at the lesser of eighteen percent (18%) per annum or the maximum legal rate (the “Default Interest”). The Late Charge and the Default Interest shall be non-exclusive remedies in the event of any default by Licensee. Licensee shall timely make the payment of all Royalties via wire transfer to an account specified by Licensor, which Licensor may change upon written notice to Licensee.

4.5           Books, Records and Reports; Inspection and Retention. Licensee shall keep true and accurate books of account and records in accordance with generally accepted accounting principles of all transactions with respect to the Licensed Products. Licensee shall keep such records and all Reports and make them available to Licensor for inspection and copying for a period of four (4) years after the expiration or earlier termination of the Term. Licensor shall have the right from time to time, and at any reasonable time, to review and or hire a third party auditor, who will be subject to an obligation of confidentiality, to audit relevant portions Licensee’s books and records to determine and verify the accuracy of Reports and Royalty payments. The cost of said audits shall be borne by Licensor unless any audit reveals an underpayment by Licensee of five percent (5%) or more, in which case Licensee shall pay Licensor the cost of the audit, and all payments found to be due, together with a Late Charge and Default Interest as described above in Section 4.4.

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4.6           Licensed Product Selling Prices. Licensee shall set the price of all Licensed Products at a price designed to maximize Net Revenue. Notwithstanding the foregoing, in order to reflect the high standards and quality of Licensor and of the Licensed Products, Licensee agrees that the selling prices for the Licensed Products shall not be below commercially reasonable levels.

5.          LICENSEE TO MAXIMIZE NET SALES; APPLICATION OF RESOURCES. The License is an exclusive licensee within the Territory with respect to the Licensed Products. Therefore, Licensor is depending on Licensee to maximize Net Revenue and Royalties. Accordingly, Licensee shall at all times throughout the Term act in good faith and apply commercially reasonable efforts to maximize Net Revenue, including without limitation application of commercially reasonable monetary and human resources for development, artwork, advertising, marketing, distribution and sales.

6.           MINIMUM ROYALTIES. Licensor is dependent on the efforts of Licensee to maximize Net Revenue through use of the exclusive License. To have the right to continue the Agreement throughout the Term, Licensee must pay Licensor the minimum Royalties set forth below (the “Minimum Royalties”). All Royalties paid by Licensee to Licensor during the applicable period listed below shall be credited toward the listed Minimum Royalties. Royalties paid during one period cannot be combined between periods.

		Minimum		Minimum
	Time Period:	Net Revenue		Quarterly Payments

(a)	Effective Date through 12/31/13	$0.0		N/A

(b)	01/01/14 through 12/31/14	$1,000,000.00		$37,500.00

(c)	01/01/15 through 12/31/15	$1,600,000.00	*	$50,000.00

(d)	01/01/16 through 12/31/16	$2,500,000.00	**	$75,000.00

* 2015 Minimum Net Revenue shall be the greater of 120% of the actual 2014 Net Revenue or $1,600,000.00.

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*** 2016 Minimum Net Revenue shall be the greater of 110% of the actual 2015 Net Revenue or $2,500,000.00. During any Extension Term and beyond 2016, the annual Minimum Net Revenue shall be at least 105% greater than the previous year.

Licensee shall pay to Licensor the first Royalties Payment on January 15, 2014 based on total Net Revenues generated from the Effective Date through December 31, 2013.

During each quarter of the Term, if the previous three months’ Royalties do not equal or exceed the Minimum Quarterly Payment for that corresponding quarter, then Licensee shall pay Licensor the amount necessary to equal the Minimum Quarterly Payment within ten (10) days of the end of the quarter.

If Licensee fails to pay the Minimum Quarterly Payments during any of the preceding periods, then for a period of fifteen (15) days after Licensor’s failure to receive such Minimum Quarterly Payments Licensor shall have the continuing right (but not the obligation) to terminate this Agreement by notice to Licensee. If Licensor fails to timely exercise such termination rights, then this Agreement shall remain in effect and shall not terminate based on failure to pay the Minimum Quarterly Payments for such period. Failure of Licensee to pay the applicable Minimum Royalties during any period shall constitute a default under this Agreement and shall give rise to the Licensor termination rights described in Section 20 below. Royalties and Minimum Quarterly Payments paid during any period listed above apply only to that period and cannot be added to any other period.

7.          ATHLETE ENDORSERS. In the event Licensor creates an independent and formal relationship with one of the Licensee’s athlete endorsers, the Licensor agrees to pay Licensee twenty five percent (25%) of any compensation paid to the athlete endorser for athlete endorser participation.

8.          LICENSEE EXPENSE OBLIGATIONS.

8.1           Each year during the Term, Licensee agrees to spend at least ten percent (10%) of Net Revenues per month on marketing the Licensed Products throughout the Territory (“Marketing Spend”). Licensee shall provide a detailed accounting of this Marketing Spend in accordance with the Reports required in Section 4.3 above.

8.2           Licensee shall promptly reimburse Licensor for all reasonable expenses incurred by up to two (2) executives of Licensor in connection with Licensor’s one visit during each year of the Term to each manufacturer used by Licensee.

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8.3           Within five days of the execution of this Agreement, the Licensee shall issue to the Licensor 5,437,603 shares (the “Shares”) of its restricted Common Stock (which shall as of the date hereof be equal to 4.99% of the Licensee’s issued and outstanding shares of Common Stock. During each quarter of the Term, Licensor shall have the option, at Licensor's sole discretion, to convert a portion or all of the greater of the Minimum Quarterly Payments or the actual earned Royalties into shares of stock of the Licensee at an exercise price equal to the lesser of $0.03 per share or the VWAP for the ten (10) Trading Days prior to the end of the respective quarter during the Term (the “Option”).  Upon such conversion the amount of the Minimum Quarterly Payment and/or the earned Royalty shall no longer be due. Licensor shall provide Licensee written notice of Licensor’s intent to exercise the Option within ten (10) business days after receiving the last monthly Report of each quarter of the Term (the “Notice of Exercising Option”).  The Notice of Exercising Option shall include the amount of Royalty Licensor shall convert into shares (“Converted Shares”) and the exercise price per share.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Licensor and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Licensor.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

9.          GOVERNMENTAL APPROVALS, FEES AND COMPLIANCE WITH LAWS. Licensee shall at all times during the Term and any other applicable periods:

9.1           Obtain all governmental approvals, consents, registrations and other matters required under the laws of each country in the Territory in connection with this Agreement.

9.2           Comply with all applicable governmental laws, regulations and other restrictions.

9.3           Pay all fees, taxes and other charges associated with Sections 9.1, 9.2 and any other obligations of Licensee under this Agreement.

9.4           Provide Licensor with reasonable written proof of Licensee’s compliance with Sections 9.1—9.3 within ten (10) days after Licensor’s written request for the same.

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10.         PRODUCT STANDARDS; APPROVAL. No Licensed Products shall be in any way distributed, marketed or sold unless such products and/or marketing materials have received the approval of Licensor prior to distribution and/or use as set forth below.

10.1         Approval of Products and Materials. As noted above in this Section and Section 1.2, no Licensed Products, other products or materials shall be distributed, marketed or sold unless the same have been approved by Licensor. To facilitate Licensor’s approval, Licensee shall provide Licensor with all materials and products relating to the License and the Trademarks and Other IP prior to any use of such items (collectively, the “Materials”). The Materials shall include, without limitation: (a) all proposed distribution, marketing, advertising and other materials, including without limitation online, print, television, point of purchase, and all other media materials; (b) all proposed product specifications, formulae (including without limitation the formula for any proposed Sports Performance Drinks), designs, patterns and artwork; (c) all shipping and display packaging and containers; and (d) all prototype products and proposed products. Licensee shall be solely responsible for all costs related to the shipment of Materials to Licensor and the cost of all Materials. Licensee shall submit reasonable quantities of all Materials to Licensor for approval at least thirty (30) days prior to the proposed use of such Materials.

Licensor’s prior approval rights of the Materials shall extend to all aspects of the Materials, including without limitation the packaging, labeling, artwork, packaging, display materials, marketing and sales information and materials, graphics, design, name, and the taste, smell, contents and physical and physiological effects of any Sports Performance Drinks or other Licensed Products.

Licensor shall work in good faith with Licensee on any proposed approval matter; provided, however, that in the event of any dispute between Licensor and Licensee on an approval matter, the decision of Licensor shall be controlling, final and binding. If Licensor fails to approve or disapprove any Materials described in sections 10.1(a) through 10.1(d) in writing within thirty (30) days after receipt, then those Materials shall be deemed approved.

If Licensee does not agree with the decision of Licensor on any Licensed Product or other Materials decision, then Licensee’s sole and exclusive remedy shall be to terminate this Agreement by written notice to Licensor. Licensee agrees that it shall not produce, market, sell display or use, directly or indirectly, any Materials which Licensor in its reasonable discretion determines are not suitable as a Licensed Product within the scope of the License or are not suitable in connection with a Licensed Product (as applicable).

10.2         Effect of Licensor Approval. Subject to compliance by Licensee with this Agreement, Licensee shall have the right to use any Materials following Licensor’s prior written approval of the applicable Materials. Any approval by Licensor of any Licensed Product or other Materials pursuant to this Agreement or otherwise shall constitute only Licensor’s approval, and shall not constitute any type of certification, including without limitation certification by Licensor that any Licensed Product complies with applicable governmental laws, regulations or other restrictions, has nutritional value, has no adverse health or other effects or of any other matter, all of which shall be the responsibility of Licensee.

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10.3         Licensed Product Advertising, Marketing, Distribution and Sale. Licensee shall maintain the highest standards in its advertising, marketing, distribution and sale of the Licensed Products. Licensor shall have the right, at any time and from time to time, to prescribe reasonable retailing and marketing standards to protect the image of the Licensed Products and the Trademarks and Other IP.

10.4         Approval of Manufacturer of Licensed Products. All manufacturers of Licensed Products must be approved by the Licensor, which approval may not be unreasonably withheld, prior to Licensee’s use of any manufacturer to produce any Licensed Product.

10.5         Product Launch Date. Licensee agrees to market, distribute, and offer for sale the first Licensed Products contemplated by this Agreement on or before October 15, 2013.

11.         QUALITY CONTROL. Licensor has the right, but not the obligation, to make on-site inspections during regular business hours and upon reasonable notice at Licensee’s manufacturing, distribution and sales points for the Licensed Products to ensure the ongoing quality of the Licensed Products. If, at any time, Licensee produces and sells a Licensed Product of lesser quality than the sample approved by Licensor pursuant to this Agreement, then Licensor shall have the right to give Licensee written notice of such deficiency, which notice shall include a reasonably detailed description of the deficiencies and specify a corrective action (each, a “Product Correction Notice”). Licensee shall promptly cease use of any deficient Licensed Products (unless the Product Correction Notice specifies otherwise) until its quality is improved to the reasonable satisfaction of Licensor and Licensee shall in no event use any deficient Licensed Products.

12.         LABELING. All Licensed Products shall contain a label and/or hang-tag (each, a “label”) approved by Licensor as part of Licensor’s approval of the Materials. All labels for the Licensed Products shall include the circle “R” (®) or “TM” (™), as appropriate, denoting trademark registration, registration in the Territory, or trademark significance of the brand names, and where applicable, and as specifically requested by Licensor all items subject to copyright protection shall bear a proper and complete circle “C” (©) copyright notice , and in each case Licensor shall be identified as the owner of the Trademarks and Other IP according to the written specifications provided by Licensor to Licensee. Licensor shall have the right from time to time to designate the exact symbols or language to be used by Licensee to denote ownership by Licensor of any Trademarks and Other IP or other property.

13.         WARNING LABEL. In addition to the labels designated in Section 12 above, when reasonably directed by Licensor, required by applicable governmental laws, regulations or restrictions, or required by good practice, Licensee shall place a warning label on each of the Licensed Products in a location agreed to by the parties. For purposes of this section, a warning label shall mean any written form of product warning, statement of risk, exculpatory language with respect to potential liability, or description of product materials deemed necessary by Licensor, required by applicable governmental laws, regulations or restrictions, or required by good practice.

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14.         REQUIRED USE OF TRADEMARK. The parties acknowledge that the faithful representation of the Trademarks and Other IP, as they appear in the applications and registrations of the trademarks, the receipt of copies of which Licensee will acknowledge upon receipt, is mandatory on the part of Licensee with respect to any reproduction issued by Licensee, whether appearing on the Licensed Products or in print or otherwise displayed in other Materials. Licensee further agrees that the Trademarks and Other IP will always be faithfully and as closely reproduced as reasonably possible, unless prior written authorization for modification is received from Licensor, which authorization will not be unreasonably withheld by Licensor. Each new or different use of the Trademarks and Other IP on a Licensed Product shall be submitted to Licensor for approval pursuant to the approval procedures set forth above in this Agreement.

15.         TRADEMARK INFRINGEMENT OR MISUSE. Licensee agrees to cooperate with Licensor in protecting and defending the Trademarks and Other IP in the Territory, including protection against counterfeiting and other acts of infringement by third parties. In the event that Licensee becomes aware of any claim or dispute involving the Trademarks and Other IP, or of any counterfeiting or other acts of Trademarks and Other IP infringement in the Territory, Licensee shall promptly give Licensor notice of the nature and extent of same. Licensor has no obligation to take any action whatsoever with respect to any such matter, unless Licensee's rights to use the Trademarks and Other IP pursuant to this Agreement are jeopardized and/or unless Licensor’s ability to fulfill any obligation under this Agreement is impeded, in which case Licensor will take all action reasonably necessary to protect the rights granted to Licensee hereunder. In all other events, Licensor may act as it deems appropriate in its sole and absolute discretion with respect to any such matter, including, without limitation, instituting appropriate legal action. Alternatively, Licensor may authorize Licensee to take action with respect to any such matter, subject however, to any conditions imposed upon Licensee (including, but not limited to, an agreement by Licensee to pay all costs associated therewith). In the event that Licensor authorizes Licensee to take action, Licensee may decline to take such action.

16.         GOODWILL. Licensee recognizes the great value of the publicity and goodwill associated with the registered Trademarks and Other IP, and agrees that value and goodwill exclusively belongs to Licensor. Licensee agrees that all goodwill associated with Licensee’s use of the Trademarks and Other IP pursuant to the License and this Agreement shall inure to the benefit of Licensor and that Licensee shall not acquire any rights as a result of the License and use thereof, except the use rights provided by this Agreement. Licensee further acknowledges that the Trademarks and Other IP have acquired a secondary meaning in the mind of the purchasing public and all such rights, as between Licensor and Licensee, are owned by Licensor.

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17.         INSURANCE & INDEMNITY.

17.1         Insurance

17.1.1 Licensee Insurance. Licensee shall obtain and maintain at its expense during the Term and for four (4) years thereafter standard product liability and general liability insurance policies (collectively, the “Insurance”), in occurrence forms, covering Licensee and Licensor against any claims, damages, liabilities, causes of action, costs and expenses (including without limitation attorneys’ fees) arising in connection with or in any way relating to: (a) any actual or alleged defect or failure to perform of a Licensed Product or of any Materials used in connection therewith; (b) any use by Licensee, directly or indirectly, of the License and the Trademarks and Other IP; (c) any default by Licensee under this Agreement; (d) any indemnification obligations of Licensee under this Agreement; and (e) any injury or death to any person or damage to property caused by Licensee’s use of the License or the Trademarks or Other IP. All policies required by this section shall: (i) be in forms, and issued by carriers, reasonably acceptable to Licensor, and shall be admitted to do business in California; (ii) be in an amount of at least one (1) million Dollars (US$1,000,000.00) per occurrence and at least two (2) million Dollars (US$2,000,000.00) in aggregate coverage. These coverages are minimum required amounts and Licensee shall carry higher amounts if it is commercially reasonable to do so.

Licensee shall provide Licensor with a copy of all Insurance policies, as well as certificates of insurance and an endorsement naming Licensor as an additional insured at least thirty (30) days prior to the first shipment of Licensed Products under this Agreement, and Licensee shall further provide Licensor with proof of payment of Insurance premiums whenever requested. All Insurance policies shall contain provisions requiring at least thirty (30) days’ prior written notice to Licensor prior to any cancellation or modification, and shall also contain commercially reasonable waiver of subrogation provisions. In addition to the insurance coverages listed in this Section 17.1.1, Licensee shall also carry any other coverages which are consistent with commercially reasonable practices.

This Agreement shall terminate if Licensee fails to provide the required Insurance within 15 (fifteen) days after notice from Licensor, without Licensor being required to give any further notice or warning. Notwithstanding the foregoing, in the event Licensee fails to obtain and/or maintain any required insurance, then Licensor shall have the right, but not the obligation, to obtain and maintain such insurance at the cost and expense of Licensee, and upon written demand by Licensor to Licensee, Licensee shall immediately pay Licensor the cost of all such insurance, all reasonable costs of Licensor and Default Interest from the date the cost was incurred until the date the amounts are paid to Licensor.

Licensee shall insure the Licensed Products held by it at any time against losses by fire, theft, flood or other similar occurrences, at the wholesale selling price of such Licensed Products, and the loss payable portion of the Insurance shall list Licensor to the extent of the greater of the current average Royalty payments or Minimum Royalties for the period of the loss.

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17.2         Indemnity.

17.2.1           By Licensee. Licensee shall indemnify, defend (with counsel reasonably acceptable to Licensor), protect and hold harmless Licensor and each director, officer, shareholder, owner, manager, employee, agent, attorney and other representative of Licensor, from and against any and all losses, damages, claims, causes of action, liabilities, expert witness fees, court fees and costs, and any other costs and expenses (including without limitation attorneys’ fees) incurred or paid by Licensor arising out of or in connection with: (a) the inaccuracy of any representation or breach of warranty made by Licensee in this Agreement; (b) any uncured default of this Agreement by Licensee; or (d) any third party claim of damage or injury caused by defects or alleged defects in the design, content, manufacture of the Licensed Products, or the marketing, distribution or sale of the Licensed Products.. The indemnification and other provisions of this Section 17.2.1 shall survive the expiration or earlier termination of this Agreement.

17.2.2           By Licensor.         Licensor shall indemnify, defend (with counsel reasonably acceptable to Licensee), protect and hold harmless Licensee and each director, officer, shareholder, owner, manager, employee, agent, attorney and other representative of Licensee, from and against any and all losses, damages, claims, causes of action, liabilities, expert witness fees, court fees and costs, and any other costs and expenses (including without limitation attorneys’ fees) incurred or paid by Licensee arising out of or in connection with: (a) the inaccuracy of any representation or breach of warranty made by Licensor in this Agreement; (b) any uncured default of this Agreement by Licensor or (c) any third-party lawsuit alleging that Licensee’s use of the License and the Trademarks and Other IP and Materials is infringing on or otherwise violating the rights (including but not limited rights related to trademarks, trade names, copyright, or right of publicity) of any third party. The indemnification and other provisions of this Section 17.2.2 shall survive the expiration or earlier termination of this Agreement.

18.         NO TRANSFERS BY LICENSEE. Licensee shall not sell, assign, encumber, sublicense or otherwise transfer or attempt to transfer any of Licensee’s rights or obligations under this Agreement (including without limitation the License) (each, a “Transfer”) without the prior written consent of Licensor, which consent may be granted or withheld in the sole discretion of Licensor. Any attempt by a non-approved transferee to do business under the License shall entitle Licensor to immediately terminate this Agreement by written notice to Licensee.

19.         Termination.

19.1         By Licensee. In the event Licensee believes Licensor is in material breach of this Agreement, Licensee may send notice of termination to Licensor specifying the nature of the breach and demanding cure of such breach. If Licensor has not cured or taken reasonable steps leading to the cure of such breach within thirty (30) days after receipt of such notice, then Licensee shall have the right to terminate this Agreement upon an additional thirty (30) days written notice.

19.2         By Licensor. In the event Licensor believes Licensee is in material breach of this Agreement, Licensor may send a notice of termination to Licensee specifying the nature of the breach and demanding cure of such breach. If Licensee has not cured or taken reasonable steps leading to the cure of such breach within ten (10) days if the breach relates to failure of any payment due under this Agreement, or within thirty (30) days if the breach relates to any other failure to perform under or breach of this Agreement, then Licensor shall have the right to terminate this Agreement immediately.

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19.3 By Licensor Immediately.   Licensor shall have the right to terminate this Agreement effective immediately if Licensee:

19.3.1      Fails to timely pay any required Royalty or other payment required under this Agreement; or

19.3.2      becomes insolvent; or

19.3.3      files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee and not dismissed within thirty (30) days, or Licensee makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; or

19.3.4      discontinues its business without approval of Licensor; or

19.3.5      or any Director, Executive or Board Member the Licensee commits any act or makes any statement that materially disparages Licensor or any affiliates; or

19.3.6      challenges the validity or the entitlement of Licensor to use or license the use of any of the Licensed Rights;

19.3.7      causes or suffers a receiver to be appointed for it or its business and such receiver has not been discharged within thirty (30) days after the date of appointment thereof; or

enters into an unapproved sublicense or assignment of this Agreement.

19.3.8      causes any of the representations and warranties in Section 21.2 in its entirety to be false, untrue, or misleading.

20.         POST TERMINATION/EXPIRATION RIGHTS AND OBLIGATIONS. All of the following rights and obligations shall apply upon any termination of this Agreement, whether by expiration of the term hereof or by earlier termination pursuant to the provisions of this Agreement.

20.1         No Further Production of Licensed Products. No further manufacture or production of Licensed Products by the Licensee (other than work already then in progress) shall occur after termination of this Agreement.

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20.2         Sale of Existing Inventory of Licensed Products; Purchase Right. Provided that Licensee: (a) has paid all amounts due to Licensor up through the effective date of termination (including without limitation all Royalties); (b) pays Licensor the Minimum Royalty payment for the current period in which the termination occurred and for subsequent “Inventory Sale Period” (as defined below); and (c) is not in default of any material obligation under this Agreement at the time of termination, then, Licensee shall have a period of sixty (60) days after the effective date of termination in which to sell any inventory of Licensed Products (the “Inventory Sale Period”). All terms of this Agreement shall continue in force during any Inventory Sale Period including the payment of Royalties. Licensor may prevent any Inventory Sale Period by requiring Licensee to sell to Licensor all Licensed Product inventory from Licensee at Licensee’s actual cost, plus four percent (4%). In the event of any such required sale and purchase, Licensor shall receive a credit against the purchase price for any amounts due to Licensor from Licensee.

20.3         Removal of Trademarks and Other IP. Subject to the Inventory Sale Period, Licensee shall promptly cease future plans for making references to the Trademarks and Other IP in any advertising or promotional and business materials and other Materials, including without limitation all references to Licensee having previously been a licensee of the Trademarks and Other IP as practicable.

20.4         Delivery of Ingredients and Materials to Licensor. Subject to the Inventory Sale Period, Licensee shall deliver to Licensor (a) all packing, marketing, advertising, display and other Materials (other than the Licensed Products) bearing the Trademarks and Other IP; and (b) ingredients which are unique to the Licensed Products at a price of actual cost plus four percent (4%).

20.5         Delivery of Inventory List and Report.  Within seven (7) days after termination or expiration of this Agreement, Licensee shall furnish Licensor with a full and complete inventory of Licensed Products manufactured or in the process of manufacture, and all Licensed Products out for sale, including the cost price of such products to the extent that Licensee’s divulgence of such information does not violate its trade secret rights in confidential or proprietary business information. In addition, Licensee shall concurrently provide Licensor with a Report pursuant to Section 4.3.

20.6         Continuing Obligations. The termination of this Agreement shall not relieve Licensee of any duties and obligations contained herein during the Inventory Sale Period, including without limitation the obligations to furnish Reports, make Royalty payments, and pay advertising or brand support expenses on any Licensed Product sold or distributed.

21.         REPRESENTATIONS AND WARRANTIES.

21.1         By Licensor. As a material inducement for Licensee’s entry into and consummation of this Agreement, Licensor represents, warrants and covenants to Licensee that the facts set forth in this Section 22.1 are true and correct as of the date hereof and shall be true and correct as throughout the Term.

21.1.1.            Licensor is a limited liability company, duly formed and in good standing in the state of Delaware.

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21.1.2.          (i) Licensor has the full right and authority to enter into and perform this Agreement; (ii) Licensor is authorized to sign this Agreement; (iii) the execution, consent or acknowledgment of no other party is necessary in order to validate Licensor’s entry into and performance of this Agreement; (iv) Licensor’s entry into and performance of this Agreement does not violate any agreement binding on Licensor; and (v) this Agreement is a legal, valid, binding and enforceable obligation of Licensor.

21.1.3.         Licensor is the owner of the Trademarks and Other IP.

21.1.4          Licensor acknowledges that the Shares and the Converted Shares to be issued pursuant to this Agreement and the Option have not been (and in the case of the Converted Shares will not be) registered under the Securities Act of 1933, as amended (the “Securities Act”) and accordingly are “restricted securities” within the meaning of Rule 144 of the Act. As such, the Shares and Converted Shares may not be resold or transferred unless the Licensee has received an opinion of counsel and in form reasonably satisfactory to the Licensee that such resale or transfer is exempt from the registration requirements of that Securities Act. In connection with the acquisition of the Shares and the Converted Shares, Licensor has been afforded the opportunity to ask questions and receive answers from duly authorized officers and representatives of the Licensee concerning the acquisition of the Shares and Converted Shares and any additional information the Licensor may have requested.. The Licensor has experience in investments in restricted and publicly traded securities, and the Licensor has experience in investments in speculative securities and other investments that involve the risk of loss of investment. The Licensor acknowledges that an investment in the Shares and Converted Shares is speculative and involves the risk of loss. The Licensor has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and the Licensor can afford the risk of loss of his entire investment in the Shares and Converted Shares. The Licensor is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act. The Licensor is acquiring the Shares and any Converted Shares for its own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

21.2         By Licensee. As a material inducement for Licensor’s entry into and consummation of this Agreement, Licensee represents, warrants and covenants to Licensor that the facts set forth in this Section 22.2 are true and correct as of the date hereof and shall be true and correct as throughout the Term.

21.2.1.          Licensee is a corporation, duly formed and in good standing in the state of Arizona.

21.2.2.          (i) Licensee has the full right and authority to enter into and perform this Agreement; (ii) Licensee is authorized to sign this Agreement; (iii) the execution, consent or acknowledgment of no other party is necessary in order to validate Licensee’s entry into and performance of this Agreement; (iv) Licensee’s entry into and performance of this Agreement does not violate any agreement binding on Licensee; and (v) this Agreement is a legal, valid, binding and enforceable obligation of Licensee; and Licensee has provided a certified copy of all Corporate Resolutions authorizing the entry into this Agreement and all terms and conditions and no other corporate or shareholder proceedings on the part of the Licensee are necessary to authorize such documents or to consummate the transactions contemplated herein.

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21.2.3           There is no pending Proceeding that has been commenced by or against the Licensee or that otherwise relates to or may affect the business or any of the assets owned or used by the Licensee.

21.2.4          Licensee has disclosed all outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, board of director’s resolutions, shareholders’ resolutions or commitments obligating the Licensee to issue any additional shares of its company, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from the Licensee any shares of its company.

22.         LIMITATION OF REMEDIES. In the event of a default by either party to this Agreement, the other party shall have all available remedies pursuant to this Agreement, at law or in equity, except that in the event of a default, the non-defaulting party shall only be entitled to seek direct damages and shall not be entitled to seek or recover from the defaulting party consequential (including without limitation lost profits), exemplary, or punitive damages. Nothing in this Section 22 shall: (a) prevent either party from seeking contract damages (damages for direct benefits (established with reasonable certainty) that the aggrieved party would have received from full performance by the other party, less reasonable mitigation amounts as established by the party in default), or tort damages for any fraud or intentional torts; or (b) prevent Licensor from bringing an action for payment of Royalties.

23.         GENERAL PROVISIONS.

23.1         Further Assurances. Licensee and Licensor shall each promptly sign and deliver any and all additional documents and perform any and all acts reasonably necessary to perform its obligations and carry out the intent expressed in this Agreement.

23.2         Survival. Each indemnification, representation, warranty and covenant in this Agreement shall survive the expiration or earlier termination of this Agreement.

23.3         Notices. Any notice or other communication given pursuant to or in connection with this Agreement (“notice”) shall be in writing. All such notices shall be personally delivered, or sent by United States registered or certified mail, telecopier, or sent by a nationally recognized courier service such as Federal Express, addressed as follows:

IF TO LICENSOR:	THROWDOWN INDUSTRIES HOLDINGS, LLC
9911 Irvine Center
Suite 150
Irvine, CA 92618

Telecopier:_________________
Email: ____________________
Attention: Chief Executive Officer

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IF TO LICENSEE:	DETHRONE ROYALTY HOLDINGS INC.
5137 East Armor Street
Cave Creek, AZ 85331
Telecopier: ________________
Email: ____________________
Attention: ________________

Delivery of any notice shall be deemed made on the date of its actual delivery if personally delivered, and on the date indicated in the return receipt or courier's records as the date of its delivery or first attempted delivery if sent by mail or courier. Any notice given by telecopier shall be deemed delivered when received by the telecopier machine of the receiving party if received before 4:00 p.m. (Pacific Time) on the business day received; otherwise, notice shall be deemed to have occurred on the next business day. The transmittal confirmation receipt produced by the telecopier machine of the sending party shall be prima facie evidence of its receipt. Either party may also send a courtesy notice to the other party by email, but such notice shall only be a courtesy notice and only the other methods of notice specified in this section shall constitute actual notice. Any party may change its address or telecopier number for notice purposes by giving notice to the other party.

23.4         Cost Recovery. In any action involving Licensor and Licensee arising out of or in any way relating to this Agreement, the License, the Licensed Products or the Trademarks and Other IP, the prevailing party shall recover from the other party, in addition to any damages, injunctive or other relief, all costs (whether or not allowable as “cost” items by law) reasonably incurred at, before and after trial or on appeal, or in any bankruptcy or arbitration proceeding, including without limitation attorneys’ and witness (expert and otherwise) fees, deposition costs, copying charges and other expenses. Notwithstanding the foregoing, each party shall be responsible for its own legal and administrative costs in connection with this Agreement.

23.5         Interpretation. Any rule of contract interpretation to the effect that ambiguities or uncertainties are to be interpreted against the drafting party or the party who caused it to exist shall not be employed in the interpretation of this Agreement or any document executed in connection herewith. Each party has had an opportunity to consult with separate legal counsel of their choice prior to execution and delivery of this Agreement. Section headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement

23.6         Severability. If any provision of this Agreement or its application to any party or circumstance is held invalid or unenforceable, then the remainder of this Agreement and the affected provision to the extent it is not so held shall remain valid and enforceable and in full force and effect.

23.7         No Partnership. This Agreement shall not be construed as creating a partnership or joint venture between Licensor and Licensee or between either of them and any third party or cause either of them to be responsible in any manner for the other’s or any third party’s debts or obligations (except as expressly set forth herein).

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23.8         No Beneficiaries. No parties other than Licensor and Licensee and their permitted successors and assigns shall have any rights or remedies under or by reason of this Agreement.

23.9         No Waiver. A waiver by any party of a right or of a default by any other party is effective only if it is in writing and shall not be construed as a waiver of any other right or default.

23.10      Governing Law; Venue. This Agreement shall be interpreted, enforced and governed under the laws and judicial decisions of the State of California. Venue for any disputes arising in connection with this Agreement shall be in the applicable Court in Orange County, California. Each party consents to the jurisdiction of such court, agrees to accept service of process by mail, and hereby waives any jurisdictional or venue defenses otherwise available to them.

23.11       Incorporation. The recitals at the beginning of this Agreement and the exhibit referenced herein and attached to this Agreement are incorporated into this Agreement.

23.12      Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

23.13       Headings. Section headings are for reference purposes only and do not affect this Agreement.

23.14       Payments. All payments due hereunder shall be made to Licensor via bank wire transfer to Licensor’s designated financial institution in accordance with written wire transfer instructions delivered to Licensee from time to time. Licensee shall use a prime American bank for all wire transfer payments under this Agreement. In connection with the foregoing, each party shall be responsible for all wire transfer fees charged by its own bank.

23.15      Time of the Essence. Time is of the essence in the performance of each obligation in this Agreement.

23.16     Confidentiality. The parties hereto agree that this Agreement and the terms thereof shall be kept confidential and not disclosed to any third party without express written permission of the other party hereto, unless such disclosure is ordered and/or requested by courts and/or other governmental authorities or to the legal or other professional advisors of such parties.

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23.17         Entire Agreement; Binding Effect; Amendments. This Agreement: (i) is intended by Licensor and Licensee as the final expression and the complete and exclusive statement of their agreement with respect to the terms included in this Agreement and any prior or contemporaneous agreements or understandings, oral or written, which may contradict, explain or supplement these terms shall not be admissible or effective for any purpose; (ii) shall be binding upon and inure to the benefit of Licensor and Licensee and their permitted successors and assigns; and (iii) may not be amended or modified except by a writing signed by Licensor and Licensee which expressly states that it amends this Agreement.

NOW THEREFORE, Licensor and Licensee have executed this Agreement as of the date first set forth above.

“LICENSOR”	“LICENSEE”

By:	By:
THROWDOWN INDUSTRIES HOLDINGS, LLC	Dethrone Royalty Holdings, Inc.,

By: /s/ David Vautrin	By: /s/ Michael Holly
Name: David E. Vautrin	Name: Michael Holly
Title: CEO	Title: President

By: /s/ Charles Joiner	By: /s/ Toby McBride
Name: Charles Joiner	Name: Toby McBride
Title: President	Title: CEO

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